Exhibit 10.1

Employment Termination Agreement

This Employment Termination Agreement (the “Agreement”) is effective on the date of execution by the last party to execute it (the “Effective Date”) and is entered into by and between iFresh, Inc., a Delaware corporation (the “Company”), and Xin He (the “Executive”).

RECITALS

WHEREAS, Company employed Executive as the Company’s Chief Financial Officer pursuant to the Employment Agreement between Company and Executive dated April 1, 2018 (the “Employment Agreement”);

WHEREAS, Company and Executive desire to terminate the Employment Agreement pursuant to the terms of this Employment Termination Agreement;

THEREFORE, in consideration of the promises and consideration contained herein, Company and Executive agree as follows:

AGREEMENT

1. Company’s Obligations.

a. Payment of Salary. Within 4 days after the Effective Date, Company shall pay to Executive by check the amount of $22,115.37, which amount represents half of Executive’s gross salary pursuant to the Employment Agreement from October 29, 2018 through December 31, 2018 and which amount is subject to payroll tax deductions and all required withholdings. By or before January 5, 2019, Company shall pay to Executive by check the amount of $22,115.37, which amount represents half of Executive’s gross salary pursuant to the Employment Agreement from October 29, 2018 through December 31, 2018 and which amount is subject to payroll tax deductions and all required withholdings.

b. Issuance of Stock. Within 5 days after the Effective Date, Company shall instruct its transfer agent to issue to Executive 75,000 shares of the Company’s Common Stock, par value $0.0001 per share, which shares represent Executives entitlement to shares of the Company’s Common Stock pursuant to the Employment Agreement.

c. Reimbursements. Within 4 days after the Effective Date, Company shall pay executive by check the amount of $2,760.93, which amount represents Executive’s outstanding out-of-pocket travel expenses pursuant to the Employment Agreement.

d. Release. If and only if Company timely pays Executive all amounts and timely instructs its transfer agent to issue to Executive all shares required by Section 1 of this Agreement, Company shall be deemed to have released and waived any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Effective Date that Company may have against Executive.

2. Executive’s Obligations.

a. Executive shall continue to perform his duties in good faith pursuant to the Employment Agreement through December 31, 2018 (the “Termination Date”).

b. Release. If and only if Company both timely pays Executive all amounts required by Section 1 of this Agreement and timely instructs its transfer agent to issue to Executive all shares required by Section 1 of this Agreement, Executive shall be deemed to have released and waived any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Effective Date that Executive may have against Company and the Company’s current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns. If Company either fails to timely pay Executive all amounts required by Section 1 of this Agreement or fails to timely instruct its transfer agent to issue to Executive all shares required by Section 1 of this Agreement, Executive shall not be deemed to have released or waived any claims, liabilities, or obligations, either known or unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Effective Date that Executive may have against Company and/or the Company’s current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates, or assigns.

4. Miscellaneous.

a. Waivers and Amendments. Any provision of this Agreement may be amended, waived, or modified only upon the written consent of Company and Executive.

b. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, and without giving effect to choice of laws provisions that would result in the application of the substantive law of another jurisdiction.

c. JURISDICTION; SERVICE; WAIVERS. ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT ONLY IN A COURT OF RECORD OF THE STATE OF NEW YORK IN THE COUNTY OF QUEENS. THE PARTIES TO THIS AGREEMENT HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OF THE STATE OF NEW YORK, AND SERVICE OF PROCESS MAY BE MADE UPON THE PARTIES TO THIS AGREEMENT BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO SUCH PERSON, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS TO BE USED FOR THE GIVING OF NOTICES UNDER THIS AGREEMENT. BY ACCEPTANCE HEREOF, THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

d. Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

e. Entire Agreement. This Agreement constitutes and contains the entire agreement between Company and Executive and supersedes any and all prior agreements, negotiations, correspondence, understandings, and communications among the parties, whether written or oral, respecting the subject matter hereof.

f.   Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed, delivered, or emailed to each party as follows:

(i) if to Company, at:

iFresh, Inc.

Attn: Long Deng

2-39 54th Avenue

Long Island City, New York

legal@ifreshmarket.com

(ii) if to Executive, at:

Xin He

1030 N. State St., Apt. 15LM

Chicago, IL 60610

hexin2@gmail.com

All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, postage prepaid and addressed as aforesaid, upon receipt; (c) when delivered by hand, upon delivery; or (d) when emailed, upon delivery.

g. Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

h. Headings. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

i. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

[Signatures on following page.]

iFRESH INC.	Executive

By:	Signed: ______________________________
Name: Long Deng	Xin He
Title: Chief Executive Officer

Dated: _______________	Dated: _______________

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